Rapidtron Co-Develops Fast Track Pass for Park City Mountain Resort
Wednesday April 23, 9:15 am ET

Technology behind Park City's Fast Tracks Pass Praised by Resort for Reducing Costs while Improving Customer Service for Repeat Business

LAS VEGAS--(BUSINESS WIRE)--April 23, 2003-- Rapidtron, Inc. (OTCBB:RPDT - News; "RPDT", formerly The Furnishing Club), announced today that its intended merger candidate, Rapidtron, Inc. ("Rapidtron"), a privately held Delaware corporation, has successfully installed its Smart Access System at Park City Mountain Resort ("Park City") to enable improved customer service and cost reductions at the Resort.

Park City's Fast Tracks Pass is an exclusive pass allowing adult full-season pass holders and multi-day ticket purchasers (for four or more days) access to an express lane on four of the Resort's most popular lifts. Using automated turnstiles powered by Rapidtron, the versatile system facilitates rapid operator-free and hands-free entry by utilizing Rapidtron's RF Smart cards, which are individualized with the customer's photograph.

Rapidtron joined forces with resort software management leader Resort Technology Partners (RTP) to provide the smart equipment and cards (Rapidtron) and software (RTP) behind the Fast Tracks System. The success of the system is evidenced by the increase in the number of customers serviced that results from embracing new technology to automate lift access.

"During peak seasons, Fast Tracks pass holders are thrilled to get on the lifts faster," said Julie Hopkins, Park City director of marketing. "We've received tremendous positive responses to the program -- and over half of our adult season pass holders have already upgraded."

Kenny Lentz, Park City Mountain Resort's Sr. IT Manager, commented, "Our ultimate goal is to install these gates at all of our lifts and provide the benefits of the Rapidtron Smart Card Technology for our guests. The ability to provide a wider variety of products and services is very important for us, not only to stay competitive but also to set us apart from the rest of the industry. Customer convenience is key, as well as reduced labor costs and increased revenue opportunities."

John Creel, President of Rapidtron (Delaware), said, "The Fast Tracks philosophy is widely understood in the European resort market. About 95% of resorts in Europe use operator-free and hands-free access systems, whereas only a handful of domestic resorts have implemented such systems. Park City is a market leader that sets the tone for other ski resorts in the United States."

RPDT has filed a Definitive Information Statement with the SEC in connection with the merger between RPDT and Rapidtron that is anticipated to close on May 5, 2003. This statement is available to interested parties at "RPDT", formerly The Furnishing Club), announced today that its intended merger candidate, Rapidtron, Inc. ("Rapidtron"), a privately held Delaware corporation, has successfully installed its Smart Access System at Park City Mountain Resort ("Park City") to enable improved customer service and cost reductions at the Resort.

Park City's Fast Tracks Pass is an exclusive pass allowing adult full-season pass holders and multi-day ticket purchasers (for four or more days) access to an express lane on four of the Resort's most popular lifts. Using automated turnstiles powered by Rapidtron, the versatile system facilitates rapid operator-free and hands-free entry by utilizing Rapidtron's RF Smart cards, which are individualized with the customer's photograph.

Rapidtron joined forces with resort software management leader Resort Technology Partners (RTP) to provide the smart equipment and cards (Rapidtron) and software (RTP) behind the Fast Tracks System. The success of the system is evidenced by the increase in the number of customers serviced that results from embracing new technology to automate lift access.

"During peak seasons, Fast Tracks pass holders are thrilled to get on the lifts faster," said Julie Hopkins, Park City director of marketing. "We've received tremendous positive responses to the program -- and over half of our adult season pass holders have already upgraded."

Kenny Lentz, Park City Mountain Resort's Sr. IT Manager, commented, "Our ultimate goal is to install these gates at all of our lifts and provide the benefits of the Rapidtron Smart Card Technology for our guests. The ability to provide a wider variety of products and services is very important for us, not only to stay competitive but also to set us apart from the rest of the industry. Customer convenience is key, as well as reduced labor costs and increased revenue opportunities."

John Creel, President of Rapidtron (Delaware), said, "The Fast Tracks philosophy is widely understood in the European resort market. About 95% of resorts in Europe use operator-free and hands-free access systems, whereas only a handful of domestic resorts have implemented such systems. Park City is a market leader that sets the tone for other ski resorts in the United States."

RPDT has filed a Definitive Information Statement with the SEC in connection with the merger between RPDT and Rapidtron that is anticipated to close on May 5, 2003. This statement is available to interested parties at www.sec.gov.

About the Merger Candidate (www.rapidtron.com)

Rapidtron intends to become the leading provider of Radio Frequency (RF) smart card access control and ticketing/membership systems by providing the premier technology for operator-free entry and exit turnstiles.

Headquartered in Costa Mesa, California, Rapidtron has established itself in the North American marketplace by currently providing its smart card access control systems to Copper Mountain in Colorado and Park City Mountain Resort in Utah, and its bar code system to the University of California at Berkeley, and several leading fitness clubs. Rapidtron anticipates additional orders in 2003 from Park City, Copper Mountain, UC Berkeley, and several other winter resorts and fitness clubs.

Rapidtron has forged a strategic partnership with AXESS AG, a European (Austria) corporation. AXESS AG is at the forefront of Radio Frequency smart card technology and has installed over 2,500 Smart access gates and 1,500 point-of-sale systems to transit companies and resorts in Europe.

About Park City Mountain Resort (www.parkcitymountain.com)

Park City Mountain Resort, one of North America's premier ski resorts, is located in Park City, Utah. The Resort covers 3,300 acres and offers 100 different runs with a maximum 3,100-foot vertical drop. The base of the Park City Mountain Resort is 6,900 feet above sea level. Park City Mountain Resort has been regarded as a market leader in technological advances for enhancing customer services and convenience.

RPDT has filed with the SEC a Definitive Information Statement in connection with the merger and mailed the Definitive Information Statement to its stockholders of record as of April 10, 2003. RPDT urges investors and security holders to read this Information Statement and any other relevant documents relating to the merger transaction described above. The Definitive Information Statement contains important information about RPDT, Rapidtron, the merger and related matters that should be considered by stockholders before making any decision regarding the merger and related transactions. The Definitive Information Statement and other documents are available free of charge on the SEC's web site at www.sec.gov. In addition to the Definitive Information Statement, RPDT files annual, quarterly and special reports and other information with the SEC. These are also available free of charge at the SEC's web site.

Forward-looking statements: The statements in this press release regarding the expected time frame for closing of the merger, benefits of the merger, future opportunities and any other effect, result or aspect of the proposed transaction and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the integration of acquired businesses, costs, delays, and any other difficulties related to the merger, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Rapidtron, Inc.
John Veltheer, 702/948-5017

or

Porter, Le Vay & Rose, Inc.
Michael J. Porter, 212/564-4700